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EXHIBIT 3.2

                                               STATE OF DELAWARE
                                               SECRETARY OF STATE
                                            DIVISION OF CORPORATIONS
                                           FILED 09:000 AM 10/30/2002
                                              020676336 - 02274303




                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTTIFICATE OF INCORPORATION
                                       OF
                               NUWAY ENERGY, INC.

Resolved, that the meeting of the Board of Directors of NuWay Energy, Inc. was duly held and that the following actions were approved by the Board of Directors of the Company:

Resolved, that the name of the company NuWay Energy, Inc. will be changed to the name NuWay Medical Inc.

Further resolved, that this amendment to the certificate of incorporation is hereby amended to provide for this name change effective the date of this resolution.

Further resolved, that pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporate Law of the State of Delaware at which meeting the necessary shares as required by statue [sic] were voted in favor of this amendment.

That this amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Director

/s/
______________________________
BY: Joe Provenzano
It's Authorized Agent

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